Exhibit 99

UMH PROPERTIENS, INC. REDUCES FINANCING COSTS FOR CONSUMERS

FREEHOLD, NJ, January 13, 2022…… UMH Properties, Inc. (NYSE: UMH) today announced that it has reduced the interest rate for qualified home buyers from 5.99% to 4.99% with its third-party lending program.

Samuel A. Landy, President and Chief Executive Officer, commented “UMH has a mission to provide the nation with high quality affordable housing. Our performance over the past few years has resulted in a reduced cost of capital and we are utilizing a portion of this capital to enhance the affordability of our product. Our residents and potential residents deserve interest rates that are in line with conventional mortgages. While we are not there yet, we are proud to offer what may be the lowest rate in the industry.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 127 manufactured home communities with approximately 24,000 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama and South Carolina. UMH also owns and operates one community in Florida, containing 219 sites, through its joint venture with Nuveen Real Estate.

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Contact: Nelli Madden

732-577-4062